Exhibit 99.1

Investor Contact:

Logan Bonacorsi

lbonacorsi@caleres.com

Media Contact:

Kelly Malone

kmalone@caleres.com

News

Caleres Expects Record Annual Sales and Adjusted Earnings Per Share for Fiscal Year 2022

•Expects improved year-end inventory position

•Reduces revolver borrowings by approximately $57 million

•Schedules fourth quarter and fiscal year 2022 conference call for March 14

ST. LOUIS (February 15, 2023) – Caleres (NYSE: CAL) today announced that after a stronger-than-anticipated holiday performance and continued robust demand for its lead brands, it is providing preliminary, unaudited fiscal 2022 consolidated sales and earnings per share range that exceed its previous expectations - representing another record year for the company.

“The strong finish to 2022 capped off a significant year of growth at Caleres, with results surpassing our recent expectations,” said Jay Schmidt, president and chief executive officer. “This record performance demonstrates the power of our brands, the strength of our platform and the successful execution of our strategies.”

On a preliminary basis, Caleres now expects the following for fiscal year 2022:

•	Consolidated sales of approximately $2.97 billion, up 7 percent compared to fiscal year 2021, versus previous expectations for growth of 4 percent to 6 percent;
•	Earnings per diluted share of $4.86 to $4.92. Adjusted earnings per diluted share between $4.50 and $4.52, versus previous expectations for adjusted earnings per share between $4.30 to $4.40; and
•	Consolidated inventory down approximately 3 percent compared to fiscal year 2021, versus previous expectation for an increase of mid-single digit percent.

In addition, Caleres deployed cash generated during the quarter to pay its quarterly dividend – marking 100 consecutive years of regular dividend payments – and to reduce borrowings on its asset-based revolving credit facility by approximately $57 million, ending the fiscal year at approximately $308 million borrowed.

“Looking ahead, we believe the strength of our brands combined with the structural changes we’ve made in recent years have increased the annual earnings baseline of the company to in excess of $4.00 per share,” said Schmidt. “We look forward to discussing our 2022 results and providing a detailed outlook for 2023 on our fourth quarter earnings call in mid-March.”

The company will release fourth quarter and fiscal year 2022 results on Tuesday, March 14 and will host a conference call to review the financial results at 10:00 a.m. Eastern time on that date.

The dial-in number for North America is (877) 704-4453 or (201) 389-0920 for international participants, no passcode necessary. To participate, please dial in a few minutes before the scheduled conference call time. Caleres Associates, news media and the public are invited to listen to the call, which will also be accessible via the “investor” section of the Caleres website at https://investor.caleres.com/events-and-presentations.

A replay of the call will be available through Tuesday, March 28, 2023, and can be accessed by dialing (844) 512-2921 in North America, or (412) 317-6671 internationally, and using the pin 13736520. A webcast replay will also be archived for a limited period at investor.caleres.com/events-and-presentations/archive.

About Caleres

Caleres is a diverse portfolio of global footwear brands that include Famous Footwear, Sam Edelman, Vionic, Naturalizer, Allen Edmonds, Lifestride, and more. Our products are available virtually everywhere - in the nearly 1,000 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is our more than 140 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

Non-GAAP Financial Measures

In this press release, the company’s financial outlook is provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides earnings per diluted share adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. Refer to the reconciliation of diluted earnings per share (GAAP basis) to adjusted diluted earnings per share (non-GAAP basis) in Schedule 1.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) supply chain disruptions and inflationary pressures; (ii) the coronavirus pandemic and its adverse impact on our business operations and financial condition (iii) changing consumer demands, which may be influenced by general economic conditions and other factors; (iv) rapidly changing consumer preferences and purchasing patterns and fashion trends; (v) customer concentration and increased consolidation in the retail industry; (vi) intense competition within the footwear industry; (vii) foreign currency fluctuations; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) cybersecurity threats or other major disruption to the company’s information technology systems; (x) the ability to accurately forecast sales and manage inventory levels; (xi) a disruption in the company’s distribution centers; (xii) the ability to recruit and retain senior management and other key associates; (xiii) the ability to secure/exit leases on favorable terms; (xiv) the ability to maintain relationships with current suppliers; (xv) transitional challenges with acquisitions and divestitures; (xvi) changes to tax laws, policies and treaties; (xvii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xviii) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 29, 2022, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

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SCHEDULE 1

CALERES, INC.
RECONCILIATION OF DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS) – FISCAL 2022 PRELIMINARY RESULTS

	(Unaudited)
	Fiscal 2022 Preliminary Results
	Low	High

GAAP diluted earnings per share	$4.86	$4.92
Charges/other items:
Deferred tax valuation allowance adjustment	(0.43)	(0.47)
Organizational changes (Q3 2022)	0.07	0.07
Adjusted diluted earnings per share	$4.50	$4.52